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                                                                     EXHIBIT 4.3

                      AMENDMENT NO. 1 TO THE 2003 INCENTIVE
                      AWARD PLAN OF GEN-PROBE INCORPORATED

         Gen-Probe Incorporated, a Delaware corporation (the "Company"), by resolution of its Board of Directors (the "Board"), adopted the 2003 Incentive Award Plan of Gen-Probe Incorporated (the "2003 Plan") for the purpose of furthering the long-term stability and financial success of the Company by retaining key employees, directors and consultants who are able to contribute to the financial success of the Company.

         After considering input from significant stockholders of the Company, the Board hereby adopts this Amendment No. 1 to the 2003 Plan, effective as of May 13, 2003, to reduce the number of shares of the Company's common stock reserved thereunder from 3,750,000 to 2,500,000. On and after the date hereof, each reference in the 2003 Plan to the "Plan" shall mean the 2003 Plan as amended hereby. Except as specifically amended above, the 2003 Plan shall remain in full force and effect. This Amendment No. 1, together with the 2003 Plan, constitute the 2003 Plan in its entirety.

         Section 2.1(a) of the 2003 Plan shall be replaced in its entirety with the following:

         "2.1.  Shares Subject to Plan.

                  (a) The shares of stock subject to Awards shall be Common Stock, subject to Section 10.3 of the Plan. The aggregate number of such shares which may be issued upon exercise of such Options or rights or upon any such Awards under the Plan shall not exceed Two Million Five Hundred Thousand (2,500,000); provided, however that the aggregate number of shares of Common Stock which may issued as shares of Restricted Stock under the Plan shall not exceed twenty percent (20%) of the total number of shares of Common Stock issuable hereunder. The shares of Common Stock issuable upon exercise of such Options or rights or upon any such Awards may be either previously authorized but unissued shares or treasury shares."

                  Executed at San Diego, California this 13th day of May, 2003.

                                                   GEN-PROBE INCORPORATED

                                                   By: /s/ R. William Bowen
                                                      --------------------------
                                                   Name:  R. William Bowen
                                                   Title: Secretary